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                                                                    EXHIBIT 11.1

             STATEMENT OF COMPUTATION OF PER SHARE EARNINGS (LOSS)
                   For the years ended June 30, 1998 and 1997

                                                                1998                  1997
                                                            ----------            -----------

Net loss                                                    (8,380,000)           $(4,190,000)
                                                            ==========            ===========

Weighted average outstanding common shares                   4,160,000              3,999,005

Increase due to assumed issuance of shares
  related to outstanding stock options issued
  within one year of initial public offering                         0                       0

Increase due to assumed conversion to common
  stock of redeemable convertible preferred
  shares outstanding                                                 0                       0
                                                            ----------            ------------

Adjusted weighted average outstanding common
  shares and common share equivalents                        4,160,000               3,999,005
                                                            ==========            ============

Net loss per common share and common
  share equivalent                                               (2.01)           $      (1.05)
                                                            ==========            ============